Exhibit 10.04

EIGHTH MEMORANDUM OF UNDERSTANDING ON SERVICE STANDARDS AND DISPUTES
Between the Internal Revenue Service and Free File, Incorporated

This Eighth Memorandum of Understanding (“MOU”) is entered into as of the date of the last signature on this document between Free File, Inc. (“FFI”) and the IRS.

This MOU is a 3-year follow-on agreement entered between the parties, and that has a termination date of October 31, 2021.

Preamble

WHEREAS, FFI (then Free File Alliance LLC) and the IRS entered into a 3-year agreement which was published in the Federal Register (Vol. 67, No. 153, page 51621) on August 8, 2002, and executed on October 30, 2002, (IRS Agreement) that set forth parameters to which industry members of the Alliance would offer online tax preparation and filing services to taxpayers least able to afford e-filing tax returns at no cost to such taxpayers (Services), and pursuant to which it was agreed that the Alliance will offer the Services and the IRS will provide taxpayers with links to the Services offered by the Alliance participants through a web page, which is hosted at irs.gov with links from www.usa.gov; and

WHEREAS, on October 29, 2005, the Alliance and the IRS agreed to amend and extend the IRS Agreement for an additional 4 years (2005 IRS Agreement); and

WHEREAS, the Alliance and the IRS agreed to amend and extend the IRS Agreement for an additional 5 years from October 30, 2009, through October 30, 2014 (2009 Free On-Line Electronic Tax Filing Agreement Amendment); and

WHEREAS, the Alliance applied for 501(C)(3) tax-exempt organization status, and the IRS granted the FFI such status in 2012; and

WHEREAS, FFI and the IRS agreed to amend and extend the Agreement for one year, from April 30, 2014 to December 1, 2015, with the intention to negotiate this multi-year agreement; and

WHEREAS, the IRS has hosted and maintained its website in accordance with the IRS Agreement; and

WHEREAS, the IRS publishes annually to all FFI Members its specifications, requirements, and restrictions for a fillable form program and FFI has agreed to permit one or more Members to provide the IRS an unbranded product that meets the IRS specifications for an unbranded fillable form utility; and

WHEREAS, FFI Members are innovators who have introduced innovations through their commercial products that make tax preparation easier, more efficient, and less prone to human error; and

WHEREAS, IRS believes Free File should be a place for testing and delivering innovation to taxpayers, and there is a desire to have these product innovations provided for free in the Free File

Members’ software programs, FFI and IRS agree that specific, continuous, and ongoing efforts should be made to provide further innovations for the benefit of Free File taxpayers over the five-year term of this Memorandum of Understanding.

NOW THEREFORE, for good and valuable considerations, the parties, intending to be legally bound by this MOU, hereby agree as follows:
ARTICLE 1 DEFINITIONS

1.
“Affiliate” of the Member, Executive Director, or other entity shall mean any Person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Member, Executive Director, or other entity, as applicable. The term “control,” as used in the immediately preceding sentence, shall mean with respect to a corporation or limited liability company the right to exercise, directly or indirectly, more than 50 percent of the voting rights attributable to the controlled corporation or limited liability company, and, with respect to any individual, partnership, trust, other entity, or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

2.
“FFI Filers” shall mean those taxpayers with an Adjusted Gross Income (AGI) equal to or less than 70 percent of all United States (U.S.) taxpayers or below for the prior year, including those least able to afford e-filing tax returns, based upon verifiable characteristics in their tax return and, as a result, who for free, online tax return preparation and filing services are offered by an individual Member.

3.
“Bankruptcy” shall mean: (a) the filing of an application by the Member for, or its consent to, the appointment of a trustee, receiver, or custodian of its assets; (b) the entry of an order for relief with respect to the Member in proceedings under the U.S. Bankruptcy Code, as amended or superseded from time to time; (c) the making by the Member of a general assignment for the benefit of creditors; (d) the entry of an order, judgment, or decree by any court of competent jurisdiction appointing a trustee, receiver, or custodian of the assets of the Member unless the proceedings and the Person appointed are dismissed within ninety (90) days; or (e) the failure by the Member generally to pay its debts as the debts become due within the meaning of Section 303(h)(l) of the U.S. Bankruptcy Code, as determined by the Bankruptcy Court, or the admission in writing of its inability to pay its debts as they become due.

4.	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the provisions of succeeding law.

5.
“Coverage” shall mean the lowest 70 percent of taxpayer population calculated using AGI. The IRS uses the prior year tax return information to compute the AGI amount that equates to 70 percent of the tax return population. The number of taxpayers covered each year will be adjusted for each filing season thereafter based on taxpayer population and income changes, but the agreed upon percentage of coverage will not change.

6.	The “IRS” shall mean the Internal Revenue Service.

7.	“Executive Director” shall mean the Executive Director of FFI.

8.	“Member’s Free File Website” shall mean Members’ websites that offer free, online tax return preparation and filing services to FFI Filers.

9.	“Member” shall mean each company in the electronic tax preparation and filing industry who is a member in good standing with FFI

10.	“Member Free File Landing Page” shall mean the first page a taxpayer sees when leaving the IRS site to the Member company’s site.

11.	“New Market Entrant” shall mean a Person who is not yet a Member that intends to offer Services in the upcoming tax season but has not done so for past seasons.

12.	“Person” shall mean an individual, partnership, limited partnership, limited liability company, corporation, association, or any other entity.

13.	“Services” Shall mean free, online tax return preparation and Filing of Federal individual income tax returns.

14.	“Software Programs” shall mean the software program a Member uses to provide online tax return preparation and filing services to taxpayers.

15.
“Treasury Regulations” shall, unless the context clearly indicates otherwise, mean the regulations in force as final or temporary that have been issued by the U.S. Department of Treasury pursuant to its authority under the Code, and any successor regulations.

16.	The “IRS Website” refers to www.irs.gov (or IRS.gov).

17.	The “IRS Free File Website” shall mean the website hosted and maintained by the IRS through which the Services are offered to taxpayers.

18.	The “IRS Free File Landing Page” shall mean the introductory IRS Free File splash screen or landing site within the IRS Website.

19.
“Unbranded Fillable Form Utility” shall mean an unbranded software product that is forms based and provided by a FFI Member in compliance with the particular requirements, limitations, and standards applicable to that service as set forth in the IRS Free File Program Fillable Forms Utility Specifications dated December 9, 2008, and is chosen by the IRS for placement on the IRS Website.

20.
“State Free File Program” shall mean those programs in states that offer free preparation and e-filing of individual tax returns based on criteria that are materially consistent with the federal Free File program, and which do not provide taxpayer- funded online software for tax preparation and e-filing. In 2014, there are 21 states and the District of Columbia participating in the State Free File Program (see

Appendix A) but this definition applies to all states meeting the above criteria in a given year, and the list of eligible states may change from year to year..

21.	“Non-Free File States” shall mean those states that have their own taxpayer-funded online software for tax preparation and e-filing.

22.
“Active Duty Military” shall mean those individual taxpayers currently serving full time in the armed forces, including the United States Army, Navy, Marines, Air Force, Coast Guard, and National Guard, and whose income equates to the lowest 70% of the national AGI.

ARTICLE 2
FFI AND IRS OBJECTIVES

Members shall work in concert with the IRS to increase electronic filing of tax returns, which includes extending the benefits of online federal tax preparation and electronic filing to economically disadvantaged and underserved populations at no cost to either the individual user or to the public treasury. Further, the IRS and FFI (previously Free File Alliance or Alliance) agree that to serve the greater good and ensure the long-term stability of FFI, the scope of this program is focused on covering the taxpayers least able to afford e-filing their returns on their own. In recognition of this commitment, the federal government has pledged to not enter the tax preparation software and e-filing services marketplace. Members shall also:

1.	Make tax return preparation and filing easier and reduce the burden on individual taxpayers, particularly the economically disadvantaged and underserved populations;

2.	Support the IRS’s statutory goals of increased electronic filing, pursuant to the IRS Restructuring and Reform Act of 1998;

3.	Provide greater service and access to the Services to taxpayers; and

4.
Implement one of the proposals in the President’s Fiscal Year 2003 budget, specifically to encourage further growth in electronic filing by providing taxpayers the option to file their tax return online without charge using cooperation with, and encouraging competition within, the private sector.

ARTICLE 3 TRANSPARENCY IN MANAGEMENT

To manage the program in a transparent manner, the IRS will utilize the then current AGI number which equates to the lowest 70 percent of the taxpayers to manage the program, and will not accept or post any offer by a Member which exceeds this AGI amount. The IRS will describe this limitation on the IRS Free File website. FFI will not have a role in this IRS management process.

1.	Level of Service.
ARTICLE 4 STANDARDS OF PRACTICE

1.	Each Member and New Market Entrant shall:

(i)	Be engaged in the electronic tax preparation and filing industry;

(ii)	Have processed a cumulative total of 2,500 online returns during previous years, or has processed 25,000 e-file returns before becoming a Member;

(iii)	Meet a 75 percent acceptance rate for electronic returns for traditional Free File throughout the filing season, excluding business rules and any subsequent codes associated with prior year AGI and self-select pin mis- matches. The IRS will work with FFI to identify any business rule errors that are a result of new legislation and/or policy. Specific business rule errors may be excluded from the computation of a company’s acceptance rate.

(iv)	Meet any increased standard agreed to for subsequent years by the IRS and FFI

2.	Any Member who does not meet the minimum acceptance rate set out in
4.1.1 (iii) and (iv) above may be removed from the IRS Free Website.

3.	Each Member and New Market Entrant shall:

(i)
Make its Services available to not less than 10 percent and not more than 50 percent of the individual taxpayer population, or approximately seventy million (70,000,000) taxpayers, within the Coverage, as annually adjusted through IRS analysis of the taxpayer database to determine the lower 70% of all U.S. taxpayers. Additionally, any free services offered under this MOU to Active Duty Military members who meet the requirement of earning no more than the lowest 70% of the national AGI shall be exempt from this service cap of 50% of the taxpayer population. Notwithstanding other terms in this MOU, this provision exempting eligible Active Duty Military members from the service cap shall become effective in January 2015;

(ii)	Offer its Services on a non-discriminatory basis;

(iii)	Be an authorized IRS e-File Provider in accordance with IRS Revenue Procedure 2005-60;

(iv)
Be in compliance with applicable Department of Treasury/IRS rules, including, but not limited to, 31 C.F.R. Part 10, IRS Revenue Procedure 2005-60, current versions of IRS Publications 1345, 1345-A and 3112, 4164, Modernized e-File (MeF) Guide for Software Developers and Transmitters, 1436 Test Package for Electronic Filers of Individual Income Tax Returns for Tax Year 2014 and IRC Section 7216;

(v)
Possess and provide appropriate documentation to the IRS and the Executive Director demonstrating they have acquired third party security and privacy certifications which are applicable for the period the company is actively listed on the IRS Free File Website;

(vi)
Have appropriate logos or seals (for both privacy and security) from acceptable and recognized third party privacy and security certification providers placed in clearly visible locations on the Member’s Free File Landing Page; and

(vii)
New Market Entrants shall self-certify in writing to the Executive Director, and available upon request to the IRS, that the New Market Entrant has sufficient technical capacity to meet the Level of Service requirements as set forth in this MOU and then current FFI Operating Agreement and are commercial tax preparation software providers aside from their FFI offering.

4.
Participation of Non-Profits. Non-Profit Organizations will be allowed to participate in the Free File program provided that they meet all of the requirements specified in the MOU, including, but not limited to, that their services and products cannot be paid for with Government funds.

2.	OMITTED BY INTENTION:

3.	Only one version of each Software Program permitted other than an unbranded fillable forms utility.

1.
Only one version of a Software Program is permitted per Member, except that any Member that chooses to offer an unbranded fillable form Software Program may offer that product in addition to the Software Program that is accessible from the Member’s Free File Website. This provision does not preclude a Member from using the same Software Program for access both from the Member’s Free File Website and as an unbranded fillable form accessible from the IRS’s website. A Member may own the copyright in a Software Program or have a valid license to use a Software Program, but a Software Program may not be used by more than one Person to obtain FFI membership.

2.
Members and/or any New Market Entrant applying for membership with FFI will provide the Executive Director with information as requested by the Executive Director to permit a determination as to whether Software Programs are duplicative and/or substantially similar based upon features, functions, and/or general characteristics and would violate Section 4.3.1. The IRS or the Executive Director shall review the following list of characteristics (i) through (vii), and request any facts needed from the Member or possible New Market Entrant that will assist in this evaluation. No single characteristic below is dispositive of any determination as to whether software is identical or similar. The IRS or the Executive Director may weigh items (i), (ii) and (iii) most heavily, but can take into account any fact or factor:

(i)	The degree to which the underlying software programs are substantially identical or similar;

(ii)	Changes in the logo, color, and presentation do not transform similar software programs into different versions;

(iii)	The degree to which two software programs have a look or feel that is identical or similar;

(iv)
The relationship, if any, of the respective owners of companies; for example, the degree to which corporate officers are the same or dissimilar; whether locations of incorporation are the same or similar, whether the same Uniform Resource Locator is being used by more than one entity; the degree to which two member companies use the same third party developer, etc.;

(v)	The degree to which the company’s revenue is related to FFI or principally through commercial sales of software, tax preparation services, and electronic filing to the general public;

(vi)	The degree to which each company has adequate financial resources;

(vii)	The degree to which each company has the necessary organization, experience, operational controls, and technical skills to participate in the tax software preparation industry;

(viii)
The degree to which each company has the necessary technical equipment and facilities; provided that companies are permitted to sell, license, or otherwise transfer software programs for services utilized in FFI offerings, but such sale, license, or other arrangement may be reviewed for its underlying purpose and must be consistent with this entire section; or

(ix)
The degree to which the company has offered and sold tax preparation software and e-filing services competitively in substantial quantities to the general public in the commercial marketplace based on established catalog prices. For these purposes, catalog prices shall be interpreted consistent with the current definition as described in FAR Part 2.101, or if repealed in entirety, the last version of such definition.

3.	Members and/or New Market Entrants applying for membership in FFI will make the following disclosures with respect to any licensed Software Programs:

(i)
Disclose whether another Person owns more than 25 percent of the code of the licensed Software Program. In the event another Person owns more than 25 percent of the code of the proposed Software Program, the Member and/or New Market Entrants applying for membership must additionally disclose the Person from whom the license has been obtained, as well as the business address and contact point to verify the scope of the license and the relationship between the parties.

(ii)
Disclose whether another Person is providing the Member and/or New Market Entrant with servers or other back-end support other than telecommunications, and provide the business address and contact information for such Person.

4.
All Members shall adhere to industry best practices to ensure the taxpayer return information entrusted to them is secure and the privacy of such information is maintained. In any instance where a Member company contracts with a service provider to obtain technology services, the service provider must adhere to the established industry best practices standard. To the extent multiple Members rely on a single service provider for front or back office services (not Internet Service Provider services), such Members must maintain such taxpayer security and privacy from others who share these service providers.

4.
Functionality of Member’s Website and Software Program. Members and/or New Market Entrants will provide the Executive Director and the IRS with a link to the Member’s and/or New Market Entrant’s proposed Member’s Free File Website no less than 15 business days before the Website is expected to go live. Members’ Free File Websites will be functionally adequate in permitting a taxpayer to complete taxpayer’s return if the return is consistent with the Member’s free offer. Prior to launch, the IRS and the Executive Director will review each Member’s Free File Website usability. If the IRS and/or the Executive

Director determine that a Member’s and/or New Entrant’s Software Program is difficult to use, and has or will result in a significant and measurable reduction in the ability of taxpayers to complete their return, the Member will not be listed on the IRS Free File Website or may be delisted until both the IRS and the Executive Director are satisfied that the issue(s) which led to the concern regarding Members’ and/or New Market Entrants’ Free File Website usability have been addressed.

5.	Disclosure of Forms and Schedules and Limitations.

1.	Each Member will offer all of the same federal forms and schedules as offered in their basic commercial online consumer programs if they are outside of the minimum required core forms and schedules.

2.
Each Member will offer as a minimum the Core Forms and Schedules as shown in Attachment 1. IRS reserves the right to negotiate with FFI to add new forms before the start of the filing season as necessitated by new legislation.

3.
Each Member and/or New Market Entrant will disclose any limitations in the forms and schedules that are likely to be needed to support Members and/or New Market Entrant’s free offerings. This disclosure shall take place on Members’ and/or New Market Entrants’ Free File Landing Pages (or such page must have a clear link to such disclosures directly from this page). Representative examples of limitations required to be disclosed include, but are not limited to, the inability to support more than one W-2 Form, and/or the lack of a form necessary to prepare a return that is likely to be based on the offer. Limitations in forms and schedules do not include any form that is not routinely required, e.g., the separate forms required for taxpayers with foreign income, unless a Member’s offering is particularly orientated around such forms.

4.	Each Member will clearly disclose the supported schedules and forms in addition to the required core forms supported on the Members’ Free File Landing Pages or through links on such page.

6.	Security.

1.	Members will comply with the IRS e-file Security and Privacy Standards, http://www.irs.gov/uac/IRS-e-file-Security-Privacy-and-Business-Standards- Mandated-as-of-January-1-2010

2.	Members will provide no later than December 15th, each year to the IRS the following information:

(i)	The identity of the company’s Approved Payment Card Industry (PCI) scanning vendor, https://www.pcisecuritystandards.org/approved_companies_providers/ap proved_scanning_vendors.php .

(ii)
An Executive Summary of the Member’s PCI Vulnerability Security Scan. The summary shall include the name of the certified PCI scanning vendor, the date the scan conducted, how many live hosts were scanned, and a discussion of the findings. Vulnerability severity levels should be used to categorize the vulnerabilities (i.e., critical problem or high risk, areas of concern, or medium risk or low risk but potential problems).

3.	Members will possess and provide appropriate documentation to the IRS and the Executive Director demonstrating they have acquired third party security and privacy certifications.

4.
Annually before filing season launch, FFI, or its Members, will conduct penetration and vulnerability assessment of individual Members prior to the start of the filing season. The annual assessments will be conducted prior to, or concurrent with, the annual Acceptance Testing System (ATS) testing. Services relating to this assessment must be obtained from a list of approved vendors jointly created by the IRS and FFI

5.
If a Member is not listed, or is delisted by agreement of the IRS and Executive Director due to perceived security or privacy vulnerabilities, the IRS and FFI have the independent authority to require a penetration test be conducted by an approved third party vendor chosen by the Member if the Member is delisted for concerns which include, but are not limited to, such penetration.

6.	Only the Executive Director, the IRS, and affected individual company will be apprised of a Member’s deficiencies identified as a result of any assessment by the IRS or Free File Inc.

7.
Implementation of Completely Automated Turning Test to Tell Computers and Humans Apart (CAPTCHA). Members must implement a CAPTCHA program on the Member’s Free File Website as a condition for participation in the program. The CAPTCHA images of text should be distorted randomly and users must then manually enter the text identically as it appears on the screen. The CAPTCHA must be implemented such that a user must successfully complete the CAPTCHA test for proceeding to the next screen. For additional information on the CAPTCHA program, Members may refer to Carnegie Mellon University’s CAPTCHA resource page: http://www.captcha.net

8.	Each Member will ensure that visually impaired taxpayers may access and complete the CAPTCHA program.

7.	Hacker Attacks and Attempts at Intrusion on Member Websites.

1.	Any Member that learns of an inappropriate disclosure of a taxpayer’s return information to an unauthorized Person, in the course Member’s provision of Services, must immediately:

(i)
Report as soon as possible the unauthorized disclosure to the Executive Director and the IRS but not later than the next business day after confirmation of the incident. Members shall follow the Instructions on IRS.gov for submitting incident reports, http://www.irs.gov/Tax- Professionals/e-File-Providers-&-Partners/Instructions-for--Reporting- Web-site-Security-Incidents-(updated-10-02-08).

(ii)	Shut down Member’s Free File Website at the time of detection.

2.
The Executive Director and/or the IRS have complete emergency authority to shut down and/or remove the link to any Member’s Free File Website if the Executive Director and/or the IRS believe, based upon objective information, that unauthorized disclosure of taxpayer information has occurred and/or a threat of disclosure of taxpayer return information exists. Objective information includes, but is not limited to, copies of screens containing unauthorized taxpayer information. Objective information is not merely a complaint or allegation by a taxpayer or third party that an unauthorized disclosure has taken place. However, such a complaint or allegation, when supported by additional facts, can become the necessary objective information. Once a Member’s Free File Website has been voluntarily or involuntarily shut down, the Executive Director, the IRS and the Member will conduct a prompt review to ensure that the decision to shut down a Member’s Free File Website was well founded. Such a review should be completed by the second business day after a Member is delisted. Inability to substantively complete the review based on a failure by the Member to cooperate shall extend this review. A Member’s Free File Website may be relisted once the issues which caused concerns are remedied, but the Executive Director and/or IRS may request or require a broader evaluation of a Member’s Free File Website before any relisting is permitted.

8.
One Time No Cost Refiling of Taxpayer Return. When the IRS has rejected a taxpayer’s return, Members will permit the IRS rejected return to be refiled at least one time without cost to the taxpayer regardless of whether the IRS rejected the taxpayer’s return solely as a result of the taxpayer’s mistake, e.g., the taxpayer’s entry of an incorrect SSN causes the IRS rejection of the taxpayer’s return.

9.	Self-Select Personal Identification Numbers (PINs). Members must permit self- select PINs as an option for taxpayers who qualify for electronic filing of free services.

10.
Time Out Feature. All Members must include a feature in their tax preparation software that will “time out” the session after no changes are made for a period of time consistent with best practices approved by privacy seal certification program.

11.	Guarantee of Calculations.

1.
Each Member shall guarantee the accuracy of calculations performed by its federal free file offering. State returns are not included in this guarantee. For the purposes of this section, the term “Calculations” is defined to mean the numerical addition, subtraction, or multiplication of numbers, and related automatic features that select numbers from tax tables. Calculations do not include any instance where a taxpayer can make a decision to substitute a number for the one automatically computed by the program, and Members are not responsible for changes in tax law made by the Congress during the tax season. All Members will pay any IRS penalties and/or interest resulting from an error in the Member’s Software Program’s Calculations, notwithstanding the lack of revenue from FFI Filers. The amount of this guarantee shall be limited to the amount accrued when the IRS provides notice to the taxpayer of an improper calculation.

12.	Section 7216 Compliance. Members shall only use or disclose the tax return data Members collect in provision of Services to taxpayers in accordance with the provisions of Section 7216 of the Code.

1.
Members will validate that the servers and transmission of tax return data are located in the U.S. If the servers or transmitter are located outside the U.S. or any territory or possession of the U.S., the taxpayer must agree and sign a form consenting to the disclosure. Refer to Revenue Procedure 2008-35, section 4.04(1)(e) and to Treasury Regulation §301.7216-3(a)(3) for complete information and for specific language.

13.	Use of SSN. Whenever taxpayers are requested or required to provide their SSN, it must be part of a secure session.

14.
Returning Free File Tax Filers. If a taxpayer used and completed his/her return with a Member’s Free File products or services in the immediately preceding tax year, and in the subsequent tax year visits the Member’s commercial website(s) for tax preparation and logs into an account registered with the Member, the taxpayer must be given a first option to return to the Member’s Free File offer before receiving any other alternative choices for the Member’s publicly available commercial tax preparation products or services. FFI, in consultation with the IRS, shall prescribe the requirements of this uniform communication to the taxpayer, including but not limited to the text, format and prominence of the messaging. Manipulation of the font size and other graphical elements in order to give prominence to the secondary non-Free File option is prohibited.

15.	Disclosure of Taxpayer Service Options.

1.
Members must permit a taxpayer who qualifies for a free return to print their return for free on their personal computer system for both e-filed and paper filed returns. This capacity must be provided for the same period of time (e.g., 3 days, 3 weeks, or 3 months) that such services are provided for free to commercial customers.

2.	Members must permit a taxpayer who does not qualify for a free return to print their return after paying the applicable fee, if any, charged to Members’ commercial customers.

3.	Members must permit taxpayers who have begun to complete a tax return to complete the return during the current tax year.

4.
Members must clearly list their free customer service options. This disclosure must be available on the Member’s Free File Landing Page (or such page must have a clear and prominent link to such disclosures directly from this page). Members must provide taxpayers a free electronic method to obtain a copy and learn the status of their electronically filed tax return.

16.	Availability of Free Services. If a Member’s services have not been made available on or before March 15 of any tax season, the Member will not be listed after that date. If a Member’s free services will not be available for the remainder of the tax season based on any unplanned outage, their listing will be removed. Each Member shall promptly notify FFI and the IRS of any planned or unplanned unavailability or scheduled maintenance (i.e., down time) of an offering that is anticipated to exceed 5 hours in duration. Members whose services are delisted will be restored to the IRS Free File Website consistent with IRS service capabilities, but not more than 5 business days after the IRS and the Executive Director agree the services can be relisted. IRS may display members whose Free File program remains active on IRS.gov up to the date that IRS closes processing through the MeF program.

17.	Blackouts. Maintaining a consistent level of service is important.

1.	No planned blackouts of service are permitted from January 15 through April 15.

2.
Unplanned blackouts or scheduled maintenance in excess of 5 hours requires electronic notice of unavailability to the IRS, FFI, and, whenever possible, via Member’s Free File Landing Page. Failure to provide this notice on more than one occasion is grounds for delisting.

3.	During any unplanned blackout or scheduled maintenance, customers seeking to access the Free File option should not be directed to or have access to the fee- based services of the Member.

18.
Contact Person for Notification. Each Member, in making its offer, shall provide a contact name and number of a person(s) who may be reached 24 hours per day/7 days a week for issues regarding unavailability of the services and security breach of taxpayer data. The IRS (as well as the Executive Director) is entitled to delist any Member if contacts with such person are not successful within a 12 hour period.

19.
Eligible Taxpayers/No Promotional Codes or Rebates/Links to Paid Sites. In providing free services to qualified taxpayers, Member programs cannot utilize promotional codes or rebates as the methodology of providing free services.

1.
Tagging of Returns. For taxpayers who enter a Member Free File Website from the IRS Free File Website and save any portion of their return, that return should be “tagged” so as to remain eligible for the Member’s free offer. This paragraph does not apply to those services offered by Members in permitting extensions (4868) to be filed.

2.	Ineligibility Notification. Free File Member programs must unequivocally inform taxpayers who are ineligible for the free offer at the earliest feasible point:

(i)	That they are ineligible for the Free File offer, and

(ii)	The reason that they are not eligible for the offer, and

(iii)
The taxpayer shall be directed back to the IRS Free File Landing Page as the first and most prominent alternative action so that they may immediately consider other Free File offers available from the Free File Program, and

(iv)	The disqualification practice of each Member must adhere to the standard messaging, language and formatting guidance to be provided by FFI in consultation with the IRS.

(v)	The taxpayer next may be offered a free alternative for completion of their return, provided that the taxpayer is covered by the Program limit of being among the lowest 70 percent of taxpayers.

(vi)	The taxpayer would next be offered the option to continue on the Free File Member’s site and pay a fee - which is fully disclosed - to file their federal and/or state return.

3.	Links to Paid Site. Providing an automatic link from the IRS Free File Website to a

Member’s paid website will result in delisting.

4.
Solicitation for Payment. Members shall not post a billing screen requesting or collecting bank/financial information (e.g., debit/credit card information) from customers who qualify for a free return where no state tax return products have been purchased.

20.
Date Changes. The IRS has the authority to change any date utilized in this MOU to conform to changes made in regulatory or statutory requirements, or to update the MOU each calendar year. Notice of such change will be tied to such specific regulatory or statutory requirements.

21.
Disclosure of State Preparation and Filing Options. FFI shall offer free state tax preparation and e-filing in all states that participate in a State Free File Program. FFI is not required to provide free services for state returns in Non-Free File States. The IRS will not provide links to any Non-Free File State Department of Revenue websites from the IRS.gov Free File Website.

1.
FFI members must disclose their state service offerings on each individual Member’s Free File Landing Page and make clear whether such returns are free or paid. Any offer for paid state return preparation and e-filing services shall state clearly all the details of the offer, including a single, consolidated fee for such service. Free or paid state offers shall be displayed on the Free File Landing Page prominently. Members must provide the list of states that they currently support. This list shall only include states that have completed state testing and whose software programs have been approved by the state and are ready for use. Members shall include a listing of each State Free File Program that the Member participates in and a hyperlink that will allow taxpayers to access the Members’ Department of Revenue State Free File offering.

2.	The IRS may provide information for taxpayers on the IRS Free File Website. Such information may include, but is not limited to, the following:

(i)	Federal Free File supports preparation of Federal tax returns. Many member companies also offer free or paid state tax preparation and e-filing services.

(ii)	Some companies may not offer state tax preparation and e-file services for all states.

The IRS further agrees it will not provide links to the Websites of any Non-Free File States Department of Revenue Websites from the IRS.gov Free File website

22.	Unilateral Changes by U.S. Government. Any unilateral changes imposed by the
U.S. government on FFI whether by statute, regulation, or administrative action will result in an immediate re-evaluation of the decision to continue FFI, and could result in an immediate suspension of free services upon the decision of each Member. Any inclusion of links from the IRS Free File Website to Non-Free File State Department of Revenue websites is grounds for FFI to immediately dissolve its obligations in this MOU.

23.
Compliance with Federal, State, and Local Laws. Each Member shall provide all Services in accordance with all applicable federal, state, and local laws, rules, and regulations. Each Member shall immediately notify the Executive Director upon its receipt of any notification, oral or written, alleging that such Member is not providing the Services as set forth herein.

24.
No Transfer or Assignment of Membership Permitted. No Member may transfer its membership interest in FFI to any Person, unless as a result of a merger or acquisition to a successor corporation to the Member reported in a timely fashion to FFI

25.	Free File Indicator. Members will provide an electronic Free File indicator. If the Member is providing a Spanish version of their Free File product they will provide a Spanish Free File indicator.

1.	The IRS agrees it will not use the indicator to build a marketing database;

2.	The IRS agrees it will not use the indicator to compile company specific data or proprietary data; and

3.	The IRS agrees it will only use the database to create aggregate data profiles of all users.

26.
Disclosure. The IRS will ensure its Freedom of Information Act office is aware of FFI concerns about disclosure of company specific data, and actively afford notice and opportunity to intervene by FFI and impacted company as is required by statute and regulation.

1.
The IRS will promptly notify the Executive Director in writing if a governmental agency or entity, including, but not limited to the Congress, any Inspector General, or Taxpayer Advocate, or a private party is requesting aggregate data concerning individual Members; and the IRS has concluded it cannot refuse to provide such data:

(i)	The Executive Director upon receipt of the IRS’s written notification may immediately advise Members that they can cease providing the indicator;

(ii)	FFI cannot unilaterally suspend the indicator absent proof which it supplies the IRS that the aggregate data concerning an individual Member described above has been compiled or released;

(iii)
In the event any domestic law enforcement agency formally subpoenas or provides the IRS with appropriate process for data resulting from the indicator that is not aggregated, notification to the Executive Director can be delayed for a period not to exceed 90 days; and

(iv)
Any Member(s) which suspends the indicator in accordance with the terms described above shall be expected to provide the total number of accepted e-filed tax returns originating from their Free File service under procedures mutually agreed to by the IRS and the Executive Director.

27.
Pop-ups, Spyware and other Marketing Tools. The IRS will work with FFI to develop further agreed upon guidance for Members to ensure that their web sites/Free File pages are in compliance with IRC §7216 with respect to pop-ups, pop-unders, adware, spyware, etc.

28.	Customer Satisfaction Survey. The Members will provide the necessary support to accomplish a customer satisfaction survey.

29.
Annual Review. For any multi-year agreement between the IRS and the FFI on an annual basis, the parties will review the Free File Program and decide what, if any, improvements need to be made for the next filing season. Any improvements agree to by the parties shall be reflected in an MOU executed by the parties.

4.29.1    Review for Compliance. FFI and IRS conduct reviews of Members’ Free File Landing Pages for compliance with the requirements and obligations contained in this MOU. The review process is under the control of the Executive Director and IRS leadership but will consist of a pre-filing season review for compliance that allows a Member to remediate any identified deficiencies, and a review to ensure that remediation has occurred. The IRS also conducts a random, unannounced review during the filing season to ensure continued compliance.

30.	Annual Revision. The IRS and the Executive Director may annually revise the MOU between the parties that provides structure for the roles.

31.
Modifications to Standards of Practice. The Executive Director and the IRS may unilaterally propose additional standards necessary for the Standards of Practice during the tax season. Any additional standards shall be provided to the Members by email. The Executive Director and/or the IRS shall determine whether the standards need to become effective immediately or can await a Member meeting. In any instance where the Executive Director and/or the IRS believe the standards need to be immediately effective, the immediacy of the effect of the new standard shall be noted in the email transmittal, and the additional standards will become effective 5 days later, or the first business day if the fifth day falls on a weekend or holiday.

32.	Permitted Sales, Limits on Ancillary Sales, and Selling Activity

1.
Sale of State Tax Returns Permitted But Not Required. Taxpayers who enter a Member’s Free File Landing Page must be able to see a clearly-stated offer for state tax return preparation and e-filing. The free or paid state return offer must be clear and located on the top half of the landing page, and if different fonts are used, the fees and description of the state tax preparation and e-filing must be presented with a typeface and prominence no less than the majority of text on the page, and must include a single, consolidated fee charged for state return preparation and e-filing, as well as a link to a list of state forms offered and federal forms and schedules offered. This offer to provide a free or paid state return may be repeated one additional time in the Member’s site. Member providers of unbranded fillable form utilities may not offer a state return.

2.
Provision of Federal Return When Taxpayer Does Not Qualify for a Member Free File Offer Is Permitted. When a taxpayer enters a Member’s Free File Landing Page and begins to complete a return but ultimately cannot qualify for the Member’s free offer, the Member must provide, as a first option, a prominent hyperlink for the taxpayer to return to the IRS Free File Landing Page (consistent with Paragraph 4.19.2). A Member also may provide free returns to those who do not qualify for the Free File offer, provided they are covered within the terms of the Program. Finally, a Member may inform the taxpayer that he or she has the choice of preparing and filing a federal return using the

Member’s commercial product. The charge for such commercial product or service shall not exceed the usual commercial price for such products or services.

3.
Reasonable and Customary Charges for Taxpayer Use of Credit Card or its Equivalent Are Permitted. A Member company may charge taxpayers who have a balance due reasonable and customary charges from credit card service providers or their equivalent related to payment services they provide. Refund Anticipation Loans, Refund Anticipation Checks, and other forms of payment are not permitted by this section.

4.
Email Communication with Free File Taxpayers. Free File Members shall communicate not less than once annually via email with their taxpayer customers who used Free File services and completed their returns through Free File in the immediately preceding tax year prior to the opening of the following tax season. The content of this email(s) shall only remind the taxpayer about the availability of the Member’s Free File offer and invite them to return to the Member’s Free File Landing Page. Free File Members shall not use these communications to communicate with the taxpayer about any non-Free File commercial products or services. No marketing, soliciting, sale or selling activity, or electronic links to such activity, will be permitted in these email(s).

5.
No Other Sales and Selling Activity. No marketing, soliciting, sales or selling activity, or electronic links to such activity, are permitted in the Free File Program, with the exception of the following: (i) the sale of a federal return where, as noted herein, the taxpayer is determined ineligible for the Member’s Free File offer and chooses to complete and file his or her return using the Member’s commercial offer, or (ii) disclosures or sales (as applicable) related to free or paid state tax preparation offers as specifically provided for in this MOU.

6.
Prohibition on “Value-Added” Button. Members shall not include a “value-added” button (i.e., an icon, link or any functionality that provides a taxpayer with access to a Member’s commercial products or services) on the Member’s Free File Landing Page.

7.	The Member shall have a prominent link permitting taxpayers on a Member’s Free File Landing Page to easily and clearly return to the IRS.gov Free File Landing Page.

33.
Names Utilized by Member Companies. Members shall possess a clear association between the company or product name posted on IRS.gov and the Member’s company or product name. Where a company or product name has been used prior to 2007 by a Member company, the Executive Director and the IRS has the authority to accept or reject a proposed name change to company or product name, and if the Executive Director refuses to permit such change, it is subject to the Dispute Resolution Mechanism at Article 7. No change in name of company or product will be permitted once the Member submits its name to FFI and the IRS for the tax season, unless such a change is required by an adjudication regarding such name.

34.	Use of the Free File Logo. The IRS and the Members agree to use the logo consistent with the terms specified in Version 1 of the Trademark and Copyright Assignment and License Agreement, December 31, 2007.

35.
Promotion of the Free File Program. The IRS will make consistent, good-faith efforts to promote the Free File Program in appropriate media activities, interactions with other federal agencies, social media and social networking activities, and in its appropriate technology applications.

36.	Innovations. FFI and IRS agree that specific, continuous, and ongoing efforts should be made to provide further innovations for the benefit of Free File taxpayers.

1.
Pre-Population of Returning Taxpayer’s Prior Year Tax Information. IRS and FFI share the goal that Members should be encouraged to incorporate technology that pre-populates a taxpayer’s prior year return data into the current year return whenever a Free File taxpayer uses a Member’s Free File Website for any consecutive year(s).

2.
Pre-Population of Taxpayer Data from W-2 and 1099 to Current Year Returns. IRS and FFI agree that Members should incorporate technology that permits taxpayers to upload forms, such as W-2 and 1099, in order to pre-populate individual, current-year tax returns with the data from these forms. FFI will make a good faith effort to offer Members the use of such technology for use in the Free File program, which may be patented, copyrighted, or trade secret protected. If successful in procuring such technology at no cost, FFI will offer the use of such technology for free to Members who choose to provide this service to taxpayers within the Free File program. Notwithstanding the foregoing, any member may use its own technology to provide the services described in this paragraph. IRS will investigate requirements or voluntary agreements it may reach with payroll companies to encourage them to cooperate with this pre-population.

3.
IRS and FFI mutually agree to support and promote Free File as an “Innovation Lab” to test, pilot, and offer capabilities to simplify taxpayer compliance, such as data importation offered by industry as described herein, and such as IRS’s Application Programming Interface (API) projects, consistent with all other terms and conditions in this MOU.

4.
This agreement does not limit IRS from providing phone-based, web-based or electronic interaction between the IRS and a taxpayer (or taxpayer’s representative) regarding issues in a previously filed return after such a return has been accepted by IRS. IRS will make an effort to communicate its activities in this respect to FFI and seek opportunities to work with FFI Members.

ARTICLE 5 TERM

This agreement [the 8th MOU] shall be complete and binding as of the date of the last signature on this document. Notwithstanding this, the 7th MOU continues in force and effect until its termination on October 30, 2018. The term of this 8th MOU is 3 years, from its effective date on October 31, 2018 to its termination date, which shall be October 31, 2021, and may only be terminated or amended according to the terms of this agreement.
The early completion of the 7th MOU is intended to enhance the Free File Program by providing additional taxpayer protections and choice.
ARTICLE 6
BREACH AND REMOVAL FROM THE IRS FREE FILE WEBSITE

1.
Removal from the IRS Free File Website. A Member’s listing may be removed from the IRS Free File Website, or a New Market Entrant may be refused permission to list its offering upon the IRS Free File Website, based upon the occurrence of any of the following:

1.	The IRS and/or the Executive Director’s determination that a New Market Entrant does not meet the Level of Service and/or Standards of Practice of this MOU;

2.
The IRS and/or the Executive Director’s determination that a Member has failed to provide Services in accordance with the Standards of Practice set forth in this MOU, and the Member has not taken necessary corrective actions, if any may be taken, in the timeframe allotted by the IRS’s and/or Executive Director’s written notice to the Member;

3.
The IRS and/or the Executive Director’s determination that a Member has failed to comply with its obligations under this MOU per Section 4.29.1, and that the Member has failed to timely remediate identified deficiencies.

4.	The IRS and/or the Executive Director’s receipt of notice that a Member has undergone an event of Bankruptcy; or

5.	The IRS and/or the Executive Director’s receipt of written notice from a Member that the Member does not wish to be listed on the IRS Free File Website and/or continue in FFI

2.
Determination Process. The Executive Director and/or the IRS may make the determinations described in 6.1.1 through 6.1.4 above (i) in coordination with each other; (ii) upon each party’s own volition with written notice to the other party; or

(iii) upon the reasonable request of a Member and/or third party as determined by the IRS in coordination with the Executive Director.

ARTICLE 7 DISPUTES

1.
Administrative Review. After a determination process pursuant to Article 6 of this MOU, a Member advised by the IRS of the denial or removal of its free offer from posting on the IRS Free File Website has the right to an administrative review. The Member may submit a detailed written explanation with supporting documentation requesting a final determination that the decision to deny or remove their offer from the IRS Free File Website should be withdrawn. Within 3 business days of receipt of the Member’s written response, the IRS will reconsider and may either withdraw or affirm its action. During this administrative review process, the decision remains in effect.

2.
Administrative Remedy. After a determination process pursuant to Article 6 of this MOU, any Member who has been refused the ability to list on the IRS Free File Website and/or has been removed from the IRS Free File Website by the IRS, or mutually by the IRS and

FFI, may challenge the determination to the Civilian Board of Contract Appeals (CBCA) in accordance with the CBCA’ s Rule of Procedure.
The CBCA’s review is authorized by the Alternative Dispute Resolution laws and regulations issued by the U.S. Government and are in lieu of any litigation in any court.

1.	The CBCA will be the exclusive venue for resolving disputes concerning any action taken by the IRS or the IRS and FFI under the terms of this MOU as described in 7.2.

2.
FFI shall be responsible for paying the CBCA for all costs incurred by the CBCA in any proceeding related to this provision. Each party to the adjudication shall initially pay its own costs and fees. For the purposes of this section, a party to adjudication may include any Member, FFI, and/or the IRS.

3.
If the IRS, or mutually by the IRS and FFI, determines not to permit a New Market Entrant to list its offering on the IRS Free File Website, the IRS and FFI, by mutual agreement, may permit or refuse the New Market Entrant the right to use this provision to review the decision not to permit the New Market Entrant’s listing on the IRS Free File Website. For the purposes of this Section, the payment provisions of Section 7.2.2 apply to any adjudication brought by a New Market Entrant.7.2.4 A Member or New Market Entrant who does not prevail in its appeal before the CBCA is required to pay 100 percent of the costs, fees, and expenses incurred by the CBCA and FFI. FFI will invoice the Member and/or New Market Entrant for such costs, fees and expenses, and the Member and/or New Market Entrant shall pay FFI within 10 days of presentation of an invoice for such amount. If the Member or New Market Entrant does not pay these costs, they are no longer in good standing and cannot participate in FFI meetings or be posted on the IRS website.

3.
The following rules apply to all CBCA proceedings: the Member and/or New Market Entrant who challenges an IRS determination or a joint determination of the IRS and FFI under Section 6 or 7 of this MOU shall not be entitled to any monetary remedies, and the Member’s and/or New Market Entrant’s sole and only remedy shall be an order directing the IRS to act in accordance with the CBCA’s decision. The CBCA’s decision with respect to the termination or reinstatement of the Member on the IRS Free File Website or any other order shall be final and binding and shall not be subject to review. The CBCA shall have the authority to grant motions, including motions to dismiss and motions for summary judgment, in appropriate circumstances. The CBCA shall have no authority to add to or to modify this MOU, except as permitted by joint agreement of the CBCA, IRS and FFI.

ARTICLE 8
NO RELATIONSHIP TO FFI OPERATING AGREEMENT

FFI can continue to change and amend the FFI Operating Agreement without regard to this MOU. Notwithstanding the prior sentence, the terms of the FFI Operating Agreement and/or any change in the FFI Operating Agreement have no impact on this MOU unless and until the
MOU is amended in writing by agreement between the IRS and FFI, which agreement can be withheld by the IRS.

ARTICLE 9 INTEGRATED AGREEMENTS

The terms of this MOU are final and binding unless and until it is superseded by a signed agreement between the parties. The IRS and FFI agree that this document and all prior original and supplemental signed agreements other than only the current and latest MOU between the IRS and FFI remain in full force and effect unless the language of this MOU is inconsistent with such prior written terms, in which case the terms and language of this MOU shall control.

ARTICLE 10 TERMINATION

1.	Either party may terminate this MOU for cause if the other Party fails to comply with this MOU, and such failure is not cured within thirty days of written notice of such failure from the other party.

2.	The IRS may terminate this MOU without cause, such termination to be effective 12 months after the date of notice of such termination.

3.
Should the IRS commit funding to offer Services for free to taxpayers the IRS shall notify FFI immediately. If the IRS gives such notice during the tax season (between January 1 and April 15, or the last day of the filing deadline if that date is changed from April 15) of any year, FFI may, by written notice to IRS, terminate this MOU, effective on April 16 (or, if the filing deadline is changed from April 15, on the day following such new deadline) of that year. If the IRS gives such notice between April 16 (or, if the filing deadline is changed from April 15, on the day following such new deadline) and October 15 of any year, then FFI may, by written notice to IRS other than during a tax season, terminate this Agreement, such termination to be effective no fewer than 30 days after the date of FFI’s notice of such termination. If IRS gives such notice between October 15 and December 31, FFI may by written notice immediately terminate this Agreement at any time on or before December 31.

/s/ Kenneth Corbin
Kenneth Corbin
Commissioner, Wage and Investment Division Internal Revenue Service
Date: 10/31/2018

/s/ Timothy Hugo

Timothy Hugo
Executive Director,
Free File, Inc.
Date: 10/25/2018

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